Exhibit 10.3

CITIZENS & NORTHERN CORPORATION

INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

A total of Eight Hundred Twenty Six (826) shares of RESTRICTED common STOCK, par value $1.00, of Citizens & Northern Corporation, a Pennsylvania business corporation (herein the “Corporation”) is hereby awarded as of January 3, 2018 to _____________________ (herein the “Director”), subject in all respects to the terms and provisions of the Citizens & Northern Corporation Independent Directors Stock Incentive Plan (herein the “Plan”), dated April 17, 2001 and amended April 15, 2008, which has been adopted by the Corporation’s shareholders and which is incorporated herein by reference.

These shares cannot be sold, exchanged, transferred, pledged or otherwise disposed of, except in accordance with the Plan. These transferability restrictions will lapse on January 3, 2019, except as provided for in the Plan or described in the following section of this Agreement titled “Change in Control.”

CHANGE IN CONTROL

All Awards of Restricted Stock issued under the Plan which have not fully vested (i.e., continue to have restrictions that have not lapsed) shall automatically fully vest (i.e., all restrictions shall lapse) upon a change in control event as follows: (a) If the Corporation or its stockholders execute an agreement to dispose of all or substantially all of the Corporation’s assets or capital stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation’s stockholders as of immediately before such transaction will not own at least fifty percent (50%) of the total combined voting power of all classes of voting capital stock of the surviving entity (be it the Corporation or otherwise), the full lapse of any restrictions on shares of Restricted Stock shall occur immediately prior to the consummation of such transaction; (b) if there is an actual, attempted or threatened change in the ownership of at least twenty-five percent (25%) of all classes of voting capital stock of the Corporation through the acquisition of, or an offer to acquire such percentage of the Corporation’s voting capital stock by any person or entity, or persons or entities acting in concert or as a group, and such acquisition or offer has not been duly approved by the Board; or (c) if during any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board, cease for any reason to constitute at least a majority of the Board, unless the election of each director of the Board, who was not a director of the Board at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, thereupon (upon the occurrence of the events described in clause (b) or (c)), the full vesting and lapse of any restrictions on shares of Restricted Stock shall occur.

Dated: January 3, 2018
CITIZENS & NORTHERN CORPORATION

	BY	/s/ J. Bradley Scovill
J. Bradley Scovill - President & CEO

ATTEST:

/s/ Kimberly N. Battin
Kimberly N. Battin, Corporate Secretary

The Director acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the terms and provisions thereof. The Director hereby accepts this Award subject to all the terms and provisions of the Plan.

Dated:
	,	Director